Manning & Napier Fund, Inc. 485BPOS

Exhibit 99(a)(4)

MANNING & NAPIER FUND, INC.

ARTICLES OF AMENDMENT

MANNING & NAPIER FUND, INC. (the “Corporation”), a corporation organized under the laws of the State of Maryland, having its registered business address at 2405 York Road, Suite 201, Lutherville-Timonium, Maryland, 21093, does hereby certify to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

SECOND: The Articles of Incorporation of the Corporation (the “Articles”) are hereby amended to provide that, immediately upon the Stock Split Effective Time (as defined below), every 1 issued and outstanding share of each class of capital stock listed below, each a currently designated and classified class of capital stock of the Corporation (each, a “Class”), with the pre-split par value per share listed below, immediately before the Stock Split Effective Time, shall be split into a fractional issued and outstanding share of such Class in accordance with the split ratio listed below, with the post-split part value per share listed below;

Name of Class of Capital Stock	Pre Split Par Value Per Share	Split Ratio	Post Split Par Value Per Share
Core Bond Series Class I	$0.01	0.907366-for-1	$0.01102091
Core Bond Series Class Z	$0.01	0.910714-for-1	$0.01098040
High Yield Bond Series Class I	$0.01	0.805208-for-1	$0.01241915
High Yield Bond Series Class Z	$0.01	0.806250-for-1	$0.01240310
Unconstrained Bond Series Class I	$0.01	0.864249-for-1	$0.01157074

THIRD: The Articles are hereby amended, effective immediately after the Stock Split Effective Time, to increase the par value per share of each Class to $0.01 per share, as listed below.

Name of Class of Capital Stock	Post-Split Par Value Per Share
Core Bond Series Class I	$0.01
Core Bond Series Class Z	$0.01
High Yield Bond Series Class I	$0.01
High Yield Bond Series Class Z	$0.01
Unconstrained Bond Series Class I	$0.01

FOURTH: The amendments to the Articles as set forth in Article SECOND AND THIRD above have been duly approved by a majority of the Board of Directors of the Corporation (the “Board”) as required by the Maryland General Corporation Law (the “MGCL”). The amendments set forth in these Articles of Amendment are limited to changes expressly authorized by Section 2-605(a)(2) and Section 2-309(e)(2) of the MGCL to be made without shareholder action.

FIFTH: These Articles of Amendment shall become effective at 4:00 p.m. EST on September 6, 2024 (the “Stock Split Effective Time”).

SIXTH: The amendments to the Articles as set forth above do not alter the authorized shares of the Corporation.

IN WITNESS WHEREOF, MANNING & NAPIER FUND, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary as of the 14th day of August, 2024.

MANNING & NAPIER FUND, INC.

By:	/s/Paul J. Battaglia
Paul J. Battaglia
President

[Seal]

Attest:

/s/Elizabeth Craig

Elizabeth Craig

Secretary

THE UNDERSIGNED, President of Manning & Napier Fund, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

By:	/s/Paul J. Battaglia
Paul J. Battaglia
President